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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement") dated as of December 22, 2004 (the "Effective Date" or "Commencement Date"), between Enzon Pharmaceuticals, Inc. (the "Company"), a Delaware corporation with offices in Bridgewater, New Jersey, and Jeffrey H. Buchalter (the "Executive"), a resident of San Antonio, Texas.

         WHEREAS, the Company is a biopharmaceutical company engaged in developing advanced therapeutics for life threatening diseases; and

         WHEREAS, Executive has extensive experience as an executive of a pharmaceutical company; and

         WHEREAS, the Company wishes to employ the Executive to render services for the Company on the terms and conditions set forth in this Agreement, and the Executive wishes to be retained and employed by the Company on such terms and conditions;

         NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. Employment. The Company hereby employs the Executive, and the Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of the Executive's employment hereunder shall commence on the Effective Date, and unless terminated at an earlier date in accordance with Section 9 hereof, shall extend through such date, not earlier than December 31, 2009, which is twelve (12) months following the date on which either party hereto receives written notice (a "notice of non-renewal") from the other party that such other party does not wish for the term hereof to continue beyond such twelve (12) month period (the "Term"). Subject to possible earlier termination in accordance with Section 9 hereof, unless and until a notice of non-renewal is given by a party, the Term shall always have at least twelve (12) months remaining, and all of the provisions of this Agreement shall continue in full force and effect during such period.

         3. Position and Duties.

         (a) Service with Company. During the term of the Executive's employment, the Executive shall serve in the positions of President and Chief Executive Officer of the Company and the chairman of the Company's Board of Directors (the "Board") (the "Chairman of the Board"), and Executive shall have the authority, duties and responsibilities associated with those positions, including, without limitation, the authority and duty generally to supervise and direct the business of the Company, subject to the control and direction of the Board and of any duly authorized Committee of the Board.

         (b) Performance of Duties.

                  (i) Subject to the provisions hereof, the Executive agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company.
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                  (ii) Executive has provided the Company with: 1) a draft of a
         Consulting Agreement between Executive and Genzyme Corporation ("Genzyme") (such draft substantially in the form as previously sent to the Company being the "Consulting Agreement"); and 2) the Employment Agreement, dated as of January 1, 2002, agreed to by Executive and Executive's former employer (the "Employee Agreement") which, to the best of Executive's knowledge, are the only agreements which could arguably restrict or interfere with his employment activities subsequent to the termination of his employment with such former employer. Company agrees that the execution by Executive of and the performance by Executive of his obligations under the Consulting Agreement shall not constitute a breach of this Agreement, and Company specifically authorizes Executive to fulfill the terms of the Consulting Agreement. Further, in the event that Genzyme elects not to execute the Consulting Agreement or in the event the Consulting Agreement is terminated (other than termination by or at the behest of the Executive or as a result of Executive's refusal to perform the services required of him under the Consulting Agreement, provided such refusal to perform is not related to Executive's employment pursuant to this Agreement) then the Company shall pay to Executive an amount which is equal to 50% of the payments which would have been payable to Executive under the Consulting Agreement and were not paid by Genzyme (such payments by the Company being referred to herein as "Consulting Agreement Payments"). Any Consulting Agreement Payments made by the Company to Executive shall be made at the same time (the "Consulting Agreement Payment Date") and subject to the same conditions as the corresponding payments which would have been made to Executive under the Consulting Agreement. In no event shall the Consulting Agreement Payments made by the Company exceed $750,000. The Company and the Executive agree that any Consulting Agreement Payments required to be made by the Company pursuant to this 3(b)(ii) shall be in the form of shares of the Company's common stock (the "Common Stock") issued pursuant to the Company's 2001 Incentive Stock Plan, as amended (the "Stock Plan") and the number of shares of Common Stock to be issued to the Executive as a Consulting Agreement Payment shall be determined by dividing the amount of the Consulting Agreement Payment by the last reported sale price of a share of Common Stock as reported by the Nasdaq Stock Market on any such Consulting Agreement Payment Date or, if the Nasdaq Stock Market is not open on such Consulting Agreement Payment Date, on the day next preceding such Consulting Agreement Payment Date on which the Nasdaq Stock Market is open. Any tranche of shares of Common Stock issued to the Executive pursuant to this Section 3(b)(ii) shall vest in three equal amounts on each of the first three anniversary dates of the Consulting Agreement Payment Date on which they were issued. Executive shall pay to the Company an amount equal to the aggregate par value of any such Common Stock issued pursuant to this Section 3(b)(ii) at the time of issuance. The grant of such Common Stock shall be represented by, and subject to, the terms of a restricted stock agreement substantially similar to the agreement annexed hereto as Exhibit B. If the number of shares of Common Stock available for issuance under the Stock Plan on any Consulting Agreement Payment Date is not sufficient to enable the Company to meet its obligations under this Paragraph, then the Company shall cover any deficiency in the required payment amount by making an additional payment in the form of cash or, at the Company's sole option, shares of Common Stock issued outside of the Stock Plan. Prior to the issuance of any Common Stock pursuant to this Section 3(b)(ii) to the Executive, the Company shall cause such issuance to be registered under the Securities Act of 1933, as amended (the "1933 Act"), such that Executive will be able to sell such common stock without complying with the holding period required under Rule 144 promulgated under the 1933 Act.

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                  (iii) Executive agrees that he will not use on behalf, or for the benefit, of the Company or disclose to the Company any confidential information of or concerning his former employer or, to the extent prohibited by the Consulting Agreement, Genzyme. It is the Company's intention that Executive not breach any confidentiality agreement he may have with his former employer or Genzyme. Based on his knowledge of his former employer's business and confidential information and the information concerning the Company's business heretofore provided to Executive by the Company or publicly available, to the best of Executive's knowledge, his entering into and performing this Agreement will not constitute a breach of the Employee Agreement or the Consulting Agreement as same may be executed by Executive and Genzyme or any other obligation of the Executive. Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement other than pursuant to the terms of the Consulting Agreement.

                  (iv) While he remains employed by the Company, the Executive may participate in reasonable charitable activities and personal investment activities so long as such activities do not conflict or interfere with the performance of his obligations under this Agreement. Subject to the prior approval of the Board, which will not be unreasonably withheld, subsequent to the first anniversary of the Commencement Date Executive may join and serve on the board of directors of one other company, provided that such other company is not a competitor of the Company and such service would not interfere with Executive's obligations to the Company hereunder or involve or potentially involve a conflict of interest, as determined by the Board.

         4. Compensation.

         (a) Base Salary. The Company shall pay to the Executive, less applicable deductions and withholdings, base salary (the "Base Salary") at an annual rate of Five Hundred Fifty Thousand Dollars ($550,000) per year, which Base Salary shall be paid in accordance with the Company's normal payroll procedures and policies for its senior management. The compensation payable to Executive during each fiscal year of the Company beginning after the Commencement Date shall be established by the Board or the Compensation Committee thereof following an annual performance review, but in no event shall the annual rate of Base Salary for any successive year of the Term be less than the highest annual rate of Base Salary in effect during the previous year of the Term.

         (b) Annual Bonus. Commencing with the fiscal year ending June 30, 2005, Executive shall be entitled to participate in the Company's bonus plan for management and any successor bonus plan covering management (the "Bonus Plan"). Under the Bonus Plan, the Executive shall be eligible to receive a performance-based cash bonus for each year of employment (commencing July 1, 2004) in an amount, and based on individual and/or corporate objectives, targets and factors (and evaluation as to the extent of achievement thereof), to be established and determined by the Board in its discretion following consultation between the Board and Executive prior to, or within sixty (60) days after the commencement of, each fiscal year (the "Performance Criteria"). Under the Bonus Plan for Executive, (i) the minimum cash bonus shall be zero (0), (ii) the target cash bonus shall equal 100% of the Base Salary (the "Target Bonus"), and
(iii) the maximum cash bonus shall equal 200% of Base Salary. Notwithstanding the foregoing, and subject to the provisions of Section 10 hereof Executive shall be entitled to receive a guaranteed minimum cash bonus in the amount of Four Hundred Twelve Thousand Five Hundred Dollars ($412,500) for the fiscal year ending June 30, 2005, which bonus shall be payable in July 2005 (the "2005 Bonus"). Within sixty (60) days after the end of each fiscal year, the Board, based upon its evaluation as to the extent of Executive's achievement of the Performance Criteria, shall award Executive his performance-based cash bonus, if any, hereinafter referred to as the "Earned Bonus."

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         (c) Participation in Benefit Plans; Indemnification. While he is
employed by the Company, Executive shall also be eligible to participate in any incentive and employee benefit plans or programs which may be offered by the Company to the extent that Executive meets the requirements for each individual plan and in all other plans in which Company executives participate. The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. To the extent the Company's group life insurance plan available for Executive provides for a death benefit of less than $3 million and the Company's long-term disability insurance policy provides for an annual disability benefit to Executive of less than $500,000, the Company shall reimburse Executive for an aggregate of up to $15,000 per year to cover Executive's cost of acquiring supplemental group term life insurance and supplemental long-term disability insurance to provide benefits that cover the foregoing deficiencies in coverage under the Company's policies. The Company shall indemnify Executive and hold him harmless from and against any claim, liability and expense (including, without limitation, reasonable attorney fees) made against or incurred by him in connection with his employment by the Company or his membership on the Board, in a manner and to an extent that is not less favorable to the Executive as the indemnification protection that is afforded by the Company to any other senior officer or director and that is consistent with industry custom and standards.

         (d) Expenses.

                  (i) The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. The Company shall also reimburse Employee for the reasonable and necessary costs of relocating his household goods from San Antonio and other reasonable and necessary moving and interim housing expenses incurred in connection with the move of Employee and his family from San Antonio, Texas to the New Jersey area. Such reasonable and necessary moving and interim housing expenses shall include, but not be limited to (1) realtor commissions and customary closing costs in connection with the sale of his home in Texas and interim loan closing costs and permanent loan closing costs relating to the acquisition of his home in the New Jersey area, (2) interest payments on the mortgage loan relating to his home in Texas until such time as his home in Texas shall have been sold and (3) extra or redundant costs (other than the principal payments on his mortgage loan relating to his home in Texas) associated with, or incurred in connection with, the continued ownership of his home in Texas pending its sale. In addition, the Company shall provide an additional payment to Executive such that after taking into account any taxes on such payment, Executive shall retain a sufficient amount equal to any income tax liability incurred by Executive in connection with the foregoing payments and reimbursements under this subparagraph
         (d)(i).

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                  (ii) The Company will also bear the cost of a corporate
         country club membership, at Fiddler's Elbow Country Club, for use by Executive during the Term. Subject to the accuracy of the representations by Executive in Section 3(b) hereof, the Company shall reimburse Executive for all reasonable costs incurred by Executive in defending any action by Executive's prior employer or Genzyme which seeks to prevent or restrict Executive from performing his duties and obligations to the Company hereunder.

         (e) Stock Options.

                  (i) Subject to Executive commencing his employment hereunder as the Company's President and Chief Executive Officer on the Commencement Date, Executive shall be granted an option to purchase 725,000 shares of Common Stock (the "Option") pursuant to the Stock Plan and the form of Non-Qualified Stock Option Agreement attached hereto as Exhibit A (the "Option Agreement") with an exercise price per share equal to the last reported sale price of a share of Common Stock as reported by the Nasdaq Stock Market on the Commencement Date or, if the Nasdaq Stock Market is not open on the Commencement Date, on the day next preceding the Commencement Date on which the Nasdaq Stock Market is open. The Option shall vest and be exercisable as to 225,000 shares on the Commencement Date, and as to an additional 125,000 shares on each of the first four anniversaries of the Commencement Date. In addition, at the discretion of the Board of Directors (or its applicable committee), Executive shall be entitled to receive further grants of stock options, subject to the terms of the Stock Plan.

                  (ii) The Option shall immediately and fully vest and become exercisable when the last reported sale price of a share of the Common Stock is at least one hundred dollars ($100.00) as reported on the Nasdaq Stock Market for at least twenty (20) consecutive trading days, provided that, except as otherwise provided in Section 10 hereof, Executive is then employed by the Company. Except as otherwise provided in Section 10 hereof, once the Option becomes exercisable it shall remain exercisable until 5:00 p.m. New York City time on the tenth
         (10th) anniversary of the Commencement Date. Except as otherwise provided in this Agreement, the Option Agreement, a copy of which Executive has received and reviewed, shall govern the terms of the Option.

         (f) Restricted Stock. Subject to Executive commencing his employment hereunder as the Company's President and Chief Executive Officer, no later than ten (10) days after the Commencement Date, Executive shall be issued 75,000 shares of Common Stock (the "Restricted Stock") pursuant to the Stock Plan, which shares shall vest as to 22,500 shares on each of the third and fourth anniversaries of the Commencement Date and as to 30,000 shares on the fifth anniversary of the Commencement Date. Executive shall pay $750 to the Company for the Restricted Stock. The grant of the Restricted Stock shall be represented by, and subject to, the terms of the Restricted Stock Agreement annexed hereto as Exhibit B. Prior to the issuance of the Restricted Stock to the Executive, the Company shall cause such issuance to be registered under the Securities Act of 1933, as amended (the "1933 Act"), such that Executive will be able to sell the Restricted Stock without complying with the holding period required under Rule 144 promulgated under the 1933 Act.

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         (g) Vacation. Executive shall be entitled to vacations in accordance with the policy of the Company with respect to its senior management, in effect from time to time.

         (h) Tax and Financial Planning Services. During each year of the term of this Agreement, Company agrees to reimburse Executive, up to $10,000 per fiscal year, for the costs of all tax return preparation, including any United States, state, or local returns, as well as for professional estate and financial planning services, if any, with Executive choosing the tax and other professionals who will provide such services. In addition, the Company shall pay or reimburse the Executive for reasonable legal fees incurred in connection with this Agreement.

         5. Noncompetition and Confidentiality Covenant.

         (a) Noncompetition. The "Noncompete Period" shall be (i) the period of Executive's employment with the Company, and (ii) (A) the two (2) year period immediately following termination of Executive's employment with the Company in the event the Company terminates Executive's employment for Cause pursuant to
Section 9(a)(iii) hereof, Executive voluntarily terminates his employment (but not any termination by Executive for Good Reason pursuant to Section 9(c) hereof) or Executive's employment is terminated in a manner which entitles him to severance payments under Section 10 hereof or (B) the one (1) year period following termination of Executive's employment with the Company if the Term ends as a result of a notice of non-renewal under Section 2 hereof. In consideration for the compensation payable to Executive pursuant to this Agreement, including without limitation the Option and Restricted Stock granted to Executive hereunder, during the Noncompete Period, Executive will not directly, or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, consultant, representative or otherwise, become, or be interested in or associated with any other person, corporation, firm, partnership or entity, engaged to a significant degree in (x) developing, manufacturing, marketing or selling enzymes, protein-based biopharmaceuticals or other pharmaceuticals that are modified using polyethylene glycol ("PEG"), (y) developing, marketing or selling single-chain antigen-binding proteins or (z) any technology or area of business in which the Company becomes involved to a significant degree during the period of Executive's employment with the Company. For purposes of the preceding sentence, to determine whether any entity is engaged in such activities to a "significant degree", comparison will be made to the Company's operations at that time. In other words, an entity will be deemed to be engaged in an activity to a significant degree if the number of employees and/or amount of funds devoted by such entity to such activity would be material to the Company's operations at that time. Notwithstanding anything to the contrary contained herein, Executive shall be entitled to work with or for (i) an entity that is developing, marketing or manufacturing monoclonal antibodies,
(ii) a licensee of the Company if the only activities conducted by such licensee that would be covered by the restrictions in this Section 5(a) are conducted pursuant to, and covered by, the license granted by the Company and (iii) an entity that is engaged in a research project that would be covered by the restrictions in this Section 5(a) if such research project is not material to such entity and Executive would have no direct involvement in such research project; provided in the case of employment covered by clauses (ii) and (iii) Executive shall have provided the Board with a detailed description of the proposed employment and obtained the written consent of the Board (which consent will not be unreasonably withheld) prior to commencing any such employment. Executive is hereby prohibited from ever using any of the Company's proprietary information or trade secrets to conduct any business, except for the Company's business while Executive is employed by the Company as provided in Section 5(b) hereof. The provisions contained in this Section 5(a) shall survive the termination of Executive's employment pursuant to Section 9 hereof or otherwise. In the event Executive breaches any of the covenants set forth in this Section 5(a), the running of the period of restriction set forth herein shall be tolled for the period during which the breach exists and recommence upon Executive's compliance with the terms of this Section 5(a).

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         (b) Confidentiality.

                  (i) Executive acknowledges that, by reason of his employment by the Company, he will have access to confidential information of the Company, including, but not limited to, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, marketing, distribution and sales methods, sales and profit figures, customer and vendor lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, suppliers and others who have business dealings with them ("Confidential Information"). The Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Term, he will not disclose any Confidential Information to any person or entity, nor use the Confidential Information for any purpose, except as his duties as an employee of the Company may require, without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5(b) shall not apply to Confidential Information that otherwise becomes generally known to the public through no act of the Employee in breach of this Agreement or any other party in violation of an existing confidentiality agreement with the Company or which is required to be disclosed by court order or applicable law.

                  (ii) All records, designs, patents, business plans, financial statements, manuals, memoranda, lists, research and development plans and products, and other property delivered to or compiled by Executive for or on behalf of the Company or its vendors or customers that pertain to the business of the Company shall be and remain the property of the Company, and be subject at all times to its discretion and control. Likewise, all formulae, correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company (and all copies thereof) that are collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

         (c) Nonsolicitation of Employees. During the Noncompete Period, Executive shall not, directly or indirectly, personally or through others, encourage to leave employment with the Company, solicit for employment, or advise or recommend to any other person, firm, business, or entity that they employ or solicit for employment, any employee of the Company or of any parent, subsidiary, or affiliate of the Company.

         6. Ventures. If, during the term of his employment, the Executive is engaged in or associated with the planning or implementing of any project, program, venture or relationship involving the Company and a third party or parties, all rights in such project, program, venture or relationship shall belong to the Company. Except as approved by the Board, the Executive shall not be entitled to any interest in such project, program, venture or relationship or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

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         7. Acknowledgment. Executive agrees that the covenants and agreements contained in Section 5 hereof are material to this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the Company's interests, properties and business; that irreparable loss and damage will be suffered by the Company should Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability or breach of any such covenants or agreement shall not affect the validity or enforceability of any other such covenant or agreement or any other provision of this Agreement; and that, in addition to other remedies available to it, the Company shall be entitled to both temporary and permanent injunctions and any other rights or remedies it may have, at law or in equity, to end or prevent a breach or contemplated breach by Executive of any such covenants or agreements.

         (a) Geographic Extent of Executive's Obligations Concerning Section 5. The restrictions contained in Section 5 are limited to the United States. Given the nature of the Company's business, the restrictions contained in Section 5 cannot be limited to any particular geographic region within the United States. Therefore, the obligations of Executive under Section 5 shall apply to any geographic area in which the Company (i) has engaged in business during the period of Executive's employment with the Company through its investment or trading activities or otherwise, or (ii) has otherwise established during the period of Executive's employment with the Company its goodwill, business reputation or any customer or vendor relations.

         (b) Limitation of Covenant. Ownership by Executive, as a passive investment, of less than five percent of the outstanding shares of capital stock or equity of any corporation or other entity that is publicly traded shall not constitute a breach of Section 5.

         (c) Blue Pencil Doctrine. The restrictions contained in Section 5 are limited to the United States. If the duration or geographical extent of, or business activities covered by, Section 5 are in excess of what is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, geographical extent or activities that are valid and enforceable. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         (d) Disclosure. Executive shall disclose to any prospective employer, prior to accepting or continuing employment, the existence of Section 5 of this Agreement and shall provide such prospective employer with a copy of Section 5 of this Agreement. The obligation imposed by this subsection 7(d) shall terminate two years after the termination of Executive's employment with the Company.

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         8. Intellectual Property and Related Matters.

         (a) Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every product, invention, discovery, practice, process or method, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the Term, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company ("Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of the Developments. At the request of the Company, Executive will confer with the Company and its representatives for the purpose of disclosing all Developments to the Company, as the Company shall reasonably request during the period ending one year after the Term.

         (b) Limitation on Section 8(a). The provisions of Section 8(a) shall not apply to any Development meeting the following conditions:

                  (i) such Development was developed entirely on the Executive's own time;

                  (ii) such Development was made without the use of any Company equipment, supplies, facility or trade secret or customer information;

                  (iii) such Development does not relate (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or product or customer development; and

                  (iv) such Development does not result from any work performed by the Executive for the Company.

         (c) Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, Executive will do all lawful acts, including but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, may be necessary or desirable in enforcing the Company's intellectual property and trade secret rights, and for perfecting, affirming and recording the Company's complete ownership and title thereto.

         (d) Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of the Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon the earlier of the Company's request or the conclusion of his employment, Executive will promptly surrender same to the Company.

         (e) Copyrightable Material. All right, title and interest in all copyrightable material that Executive shall conceive or originate, either individually or jointly with others, and which arise out of the performance of this Agreement, will be the property of the Company and are by this Agreement assigned to the Company along with ownership of any and all copyrights in the copyrightable material. Upon request and without further compensation therefor, but at no expense to Executive, Executive shall execute all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials in any and all countries. Where applicable, works of authorship created by Executive for the Company in performing his responsibilities under this Agreement shall be considered "works made for hire," as defined in the U.S. Copyright Act.

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         (f) Know-How and Trade Secrets. All know-how and trade secret information conceived or originated by Executive that arises out of the performance of his obligations or responsibilities under this Agreement or any related material or information shall be the property of the Company, and all rights therein are by this Agreement assigned to the Company.

         9. Termination of Employment.

         (a) Grounds for Termination. Executive's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event that at any time:

                  (i) Executive dies,

                  (ii) Executive becomes disabled (as defined below), so that he cannot perform the essential functions of his position with or without reasonable accommodation,

                  (iii) The Board elects to terminate Executive's employment for "Cause" and notifies Executive in writing of such election, or

                  (iv) The Board elects to terminate Executive's employment without "Cause" and notifies Executive in writing of such election.

         If Executive's employment is terminated pursuant to clause (i), (ii) or
(iii) of this Section 9(a), such termination shall be effective immediately. If Executive's employment is terminated pursuant to subsection (iv) of this Section 9(a), such termination shall be effective 30 days after delivery of the notice of termination.

         (b) "Cause" Defined. "Cause" shall mean (i) the willful engaging by Executive in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company, (ii) Executive's refusal to attempt to perform his obligations to the Company hereunder (other than any such failure resulting from illness or incapacity), which refusal is demonstrably and materially injurious to the Company, but only after Executive has first received prior written notice of such alleged refusal, and fifteen (15) days thereafter to perform his obligations to the Company, or (iii) Executive's breach of his obligations under this Agreement, which breach is demonstrably and materially injurious to the Company, but only after Executive has first received prior written notice of such alleged breach and fifteen (15) days thereafter to perform his obligations to the Company For purposes of this Section 9(b), no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action of omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not including Executive) at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth above and specifying the particulars thereof in reasonable detail.

         (c) Termination by Executive for Good Reason. Executive's employment pursuant to this Agreement may be terminated by Executive prior to the expiration of the Term in the event Executive has a "Good Reason" to terminate his employment, which shall mean the following:

                  (i) Any material adverse change in Executive's status or position, including, without limitation, any material adverse change in Executive's status or position as a result of a diminution in Executive's position, duties, responsibilities or authority or the assignment to Executive of any duties or responsibilities which are inconsistent with Executive's status or position, or any removal of Executive from or any failure to reappoint or reelect Executive to such positions, it being understood that Executive's not holding the positions of President, Chief Executive Officer and Chairman of the Board, at any time and for any reason without the Executive's written consent will constitute Good Reason hereunder; or

                  (ii) The failure of the Board to continue to maintain Executive as Chairman of the Board at all times during the Term; or

                  (iii) The failure of the Board to nominate Executive for reelection to the Board and recommend to the Company's stockholders that they vote in favor of Executive's reelection to the Board upon expiration of Executive's term on the Board at any time during the Term; or

                  (iv) A reduction in Executive's annual Base Salary as the same may be increased from time to time or failure to pay same; or

                  (v) A reduction in the Target Bonus which could be paid to Executive under the Bonus Plan below 100% of Executive's Base Salary or a failure to pay when due any Earned Bonus (including, without limitation, the guaranteed bonus for the fiscal year ending June 30, 2005 under Section 4(c) hereof), provided however, that the Company's failure to actually award any bonus to Executive, or the Company's actually awarding a bonus to Executive which is less than the Target Bonus, shall not constitute Good Reason; or

                  (vi) The breach by the Company of any of its material obligations under this Agreement; or

                  (vii) The relocation of the Company's principal executive offices to a location more than thirty-five (35) miles from the location of such offices or the Company requiring Executive to be based anywhere other than the Company's principal executive offices, except for required travel substantially consistent with Executive's business obligations.

         Prior to the Executive being permitted to terminate his employment for Good Reason, the Company shall have sixty (60) days to cure any such alleged breach, assignment, reduction or requirement, after Executive provides the Company written notice of the actions or omissions constituting such breach, assignment, reduction or requirement.

         (d) "Change of Control" Defined. Change of Control means the following:

                  (i) "Board Change" which, for purposes of this Agreement, shall have occurred if, over any twenty-four month period, a majority of the seats (other than vacant seats) on the Company's Board were to be occupied by individuals who were neither (A) nominated by at least one-half (1/2) of the directors then in office (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as defined herein) other than the Board) nor (B) appointed by directors so nominated, or

                  (ii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a majority of the then outstanding voting securities of the Company (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Company, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (C) any public offering or private placement by the Company of its voting securities; or

                  (iii) a consolidation of the Company with another entity or a merger of the Company with another entity in which neither the Company nor a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity; or

                  (iv) a merger or consolidation of the Company following which either the Company or a corporation that, prior to the merger or consolidation, was a subsidiary of the Company, shall be the surviving entity and a majority of the Outstanding Company Voting Securities is owned by a Person or Persons who were not "beneficial owners" of a majority of the Outstanding Company Voting Securities immediately prior to such merger or consolidation; or

                  (v) a voluntary or involuntary liquidation of the Company; or

                  (vi) a sale or disposition by the Company of at least 80% of its assets in a single transaction or a series of transactions (other than a sale or disposition of assets to a subsidiary of the Company in a transaction not involving a Change of Control or a change in control of such subsidiary).

          (e) "Disabled" Defined. As used in this Agreement, the term "disabled" means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of 180 days.

         (f) Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, lists, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         10. Effect of Termination.

         (a) Termination Without Cause or for Good Reason .

         In the event the Company terminates Executive's employment as the Company's President and Chief Executive Officer without Cause pursuant to
Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to Section 9(c) hereof,

                  (i) Executive shall receive a lump sum cash payment equal to the sum of (1) any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination;
        (2) an amount equal to 400% of the Executive's Base Salary in effect at the time of his termination (or, if greater, the highest Base Salary in effect for any prior year); and (3) the pro rata portion of the Target Bonus (based on the Base Salary described in (i)(2) above) for the period worked during the fiscal year in which his termination occurs;

                  (ii) if Executive, and any spouse and/or dependents ("Family Members") has medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, then, for the first 18 months following the date of such termination, the Company will pay the full cost of continuing medical and dental coverage for the Executive and his covered family members under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as "COBRA"), provided, that the Company shall have no obligation to pay for such COBRA coverage if and to the extent the Executive and his Family Members become entitled to receive comparable benefits from and at the expense of a subsequent employer;

                  (iii) the restricted stock (and/or cash equivalent, if any) granted to Executive pursuant to Section 3(b)(ii) and the Restricted Stock granted pursuant to Section 4(f) hereof shall vest immediately upon termination;

                  (iv) to the extent the Option granted to Executive pursuant to
        Section 4(e) hereof has not vested at the time of such termination the Option will vest immediately upon termination;

                  (v) the Option granted to Executive pursuant to Section 4(e) hereof which has vested or become vested at the time or as a result of such termination will remain exercisable until its expiration date; and

                  (vi) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to or as a result of Executive's termination.

         (b) Termination For Cause. In the event the Company terminates Executive's employment as the Company's President and Chief Executive Officer for Cause pursuant to Section 9(a)(iii) hereof, (i) Executive shall be entitled to receive payment of any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination,
(iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of Executive's termination the Option shall remain exercisable with respect to such vested portion of the Option for a period of six months following Executive's termination, (iv) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested prior to the date of Executive's termination the Option will terminate with respect to such unvested portion of the Option as of the date of such termination and will be of no further force and effect, and (v) Executive will forfeit all unvested restricted stock (and/or cash equivalent, if any) granted to Executive pursuant to Section 3(b)(ii) and the Restricted Stock granted pursuant to Section 4(f) hereof.
         (c) Death. In the event Executive's employment as the Company's President and Chief Executive Officer is terminated as a result of Executive's death, (i) Executive's estate or Executive's duly designated beneficiaries shall be entitled to payment of any Base Salary payable through the date of Executive's death and any Earned Bonus which remains unpaid as of the date of Executive's death, (ii) Executive's estate or Executive's duly designated beneficiaries shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of death) for the fiscal year in which he dies,
(iii) the Option granted under Section 4(e) hereof and the restricted stock (and/or cash equivalent, if any) granted under Section 3(b)(ii) and the Restricted Stock granted pursuant to Section 4(f) hereof shall become fully vested and, if applicable, exercisable, with the Option remaining exercisable until the earlier of (A) three years from the date of death and (B) the end of the remaining stated exercise term of the Option, and (iv) Executive's estate or Executive's duly designated beneficiaries shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's death. If Executive's Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse such Family Member for the total applicable premium cost for medical and dental coverage under COBRA for such Family Members for a period of up to thirty-six (36) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse such Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

         (d) Disability. Upon termination of Executive's employment as the Company's President and Chief Executive Officer on account of Executive's disability pursuant to Section 9(a)(ii) hereof, (i) Executive shall be entitled to payment of any Base Salary payable through the commencement of long term disability payments to Executive under any plan provided or paid for by the Company and any Earned Bonus which remains unpaid as of the date of the termination of employment, (ii) Executive shall be entitled to a pro rata amount of the Target Bonus (based on the Base Salary at the time of such termination) for the fiscal year in which his employment is terminated, (iii) Executive shall be entitled to all compensation and benefits to which Executive is entitled pursuant to the Company's disability policies in effect as of the date of Executive's termination, (iv) the Option granted under Section 4(e) hereof and the restricted stock (and/or cash equivalent, if any) granted under Section 3(b)(ii) and the Restricted Stock granted pursuant to Section 4(f) hereof shall become fully vested and, if applicable, exercisable, with the Option remaining exercisable until the earlier of (A) three years from the date of such termination of Executive's employment on account of Executive's disability and
(B) the end of the remaining stated exercise term of the Option; and (v) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to or as a result of Executive's termination. If Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, the Company will reimburse Executive for the total applicable premium cost for medical and dental coverage under COBRA for Executive and his Family Members for a period of up to eighteen (18) months commencing on the date of such termination; provided the Company shall have no obligation to reimburse Executive and his Family Members for the premium cost of COBRA coverage as of the date they become eligible to obtain comparable benefits from another employer.

         (e) Voluntary Resignation. In the event Executive voluntarily terminates his employment as the Company's President and Chief Executive Officer, other than for Good Reason, or delivers to the Company a notice of non-renewal of this Agreement pursuant to Section 2 hereof, (i) Executive shall be entitled to receive payment of any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (ii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination, (iii) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has vested prior to the date of such termination the Option shall remain exercisable with respect to such vested portion of the Option for a period of twelve months following such termination, (iv) to the extent the Option granted to Executive pursuant to Section 4(e) hereof has not vested prior to the date of such termination the Option will terminate with respect to such unvested portion of the Option as of the date of such termination and will be of no further force and effect, and (v) Executive will forfeit all unvested restricted stock (and/or cash equivalent, if any) granted to Executive pursuant to Section 3(b)(ii) and all unvested Restricted Stock granted pursuant to Section 4(f) hereof.

         (f) Termination Without Cause or For Good Reason In Connection With A Change in Control. In the event the Company terminates Executive's employment as the Company's President and Chief Executive Officer without Cause pursuant to
Section 9(a)(iv) hereof or Executive terminates such employment for Good Reason pursuant to Section 9(c) hereof within the period which commences ninety (90) days before and ends two (2) years following a Change in Control, in lieu of the provisions of Section 10(a) hereof,

                  (i) Executive shall receive a lump sum cash payment equal to the sum of (1) any Base Salary payable through the date of termination and any Earned Bonus which remains unpaid as of the date of termination, (2) the pro rated portion of the Target Bonus (based on the Base Salary at the time of such termination or, if higher, at the time during the 12 months preceding the Change in Control) for the period worked during the fiscal year in which such termination occurs, and (3) the product of 6 and Executive's annual rate of Base Salary at the time of such termination (or, if higher, at any time during the 12 months preceding the Change in Control);

                  (ii) if Executive and his Family Members have medical and dental coverage on the date of such termination under a group health plan sponsored by the Company, then, for the first 18 months following the date of such termination, the Company will pay the full cost of continuing medical and dental coverage for the Executive and his covered family members under COBRA; provided, that the Company shall have no obligation to pay for COBRA coverage if and to the extent the Executive and his Family Members become entitled to receive comparable benefits from and at the expense of a subsequent employer; and

                  (iii) Executive shall continue to be entitled to any deferred compensation and other unpaid amounts and benefits earned and vested prior to Executive's termination.

         In the event the Executive becomes entitled to payments and/or the accelerated vesting of the Option and/or restricted stock under this Section 10(f) or Section 10(h) or any other payments or benefits which are deemed to contingent upon a change in ownership or control pursuant to Section 280G of the Internal Revenue Code ("Code"), the Company shall cause its independent auditors promptly to review, at the Company's expense, the applicability of Section 4999 of the Code to such payments and/or vesting. If such auditors shall determine that any payment or distribution of any type by the Company to Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional cash payment (a "Gross-Up Payment") within 30 days of such determination equal to an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of the foregoing determination, Executive's tax rate shall be deemed to be the highest statutory marginal state and Federal tax rate (on a combined basis) (including his share of F.I.C.A. and Medicare taxes) then in effect. If no determination by the Company's auditors is made prior to the time a tax return reflecting the Total Payments is required to be filed by Executive, Executive will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by Executive in such tax return, within 30 days of the filing of such tax return. In all events, if any tax authority determines that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Company's independent auditors or reflected in Executive's tax return pursuant to this Section 10(f), the Executive shall be entitled to receive the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority from the Company within 30 days of such determination.

         (g) All payments made to Executive under any of the subsections of this
Section 10 which are based upon Executive's salary or Bonus shall be made at or as soon as practicable after the termination of Executive's employment.

         (h) Notwithstanding anything to the contrary contained herein or in any other agreement or plan, immediately prior to the occurrence of a Change of Control, the Option granted under Section 4(e) hereof and the restricted stock (and/or cash equivalent, if any) granted under Section 3(b)(ii) and the Restricted Stock granted pursuant to Section 4(f) hereof shall become fully vested and, if applicable, exercisable, it being understood that Executive will be entitled to participate in such transaction with respect to all of the shares covered by such awards.

         (i) Notwithstanding anything to the contrary contained herein, if Executive's employment with the Company terminates or is deemed terminated before the payment in full of the $412,500 guaranteed minimum bonus for 2005 (described in Section 4(b) hereof) and the Consulting Agreement Payments (determined under Section 3(b) hereof), then, unless Executive's employment is terminated by him voluntarily without Good Reason or by the Company for Cause, the Executive shall be entitled to receive from the Company (1) the full amount of the guaranteed minimum bonus promptly after the termination of his employment, and (2) the balance of the Consulting Agreement Payments as and when they would have been payable if Executive's employment with the Company had continued.

         11. Miscellaneous.

         (a) Entire Agreement. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

         (b) Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

         (c) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby.

         (d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns. The Company will require its successors to expressly assume its obligations under this Agreement.

         (e) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, and provided that such assignment arises by operation of law or involves an express written assumption by the assignee, the Company shall be immediately released and discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

         (f) Modification, Amendment, Waiver or Termination. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by Executive shall constitute a waiver of any other right or breach by Executive.

         (g) Notices. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

Address for the Executive:

                           Jeffrey H. Buchalter
                           150 Manchester Way
                           San Antonio, Texas 78249

or his home address subsequent to his relocation to the New Jersey area in connection with his duties under this Agreement.

Address for the Company:

                           Enzon Pharmaceuticals, Inc.
                           685 Route 202/206
                           Bridgewater, New Jersey 08807
                           Attn:  General Counsel

Any party may change the address set forth above by notice to each other party given as provided herein.

         (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         (i) Governing Law. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW JERSEY, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

         (j) Resolution of Certain Claims - Injunctive Relief. The Executive acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him of the provisions of this Agreement. Accordingly, the Executive agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5 through 8 or 9(f) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Executive its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5 through 8 or 9(f).

         (k) Arbitration. Except as otherwise specifically provided for hereunder, any claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in accordance with the laws of the State of New Jersey. Such arbitration shall be conducted in the State and City of New Jersey in accordance with the rules then existing of the American Arbitration Association which pertain to employment disputes. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event of any dispute arising under this Agreement, the respective parties shall be responsible for the payment of their own legal fees and disbursements.

         (l) Board Approval. On or prior to the Effective Date, the Company shall provide Executive with a copy of the duly adopted resolutions of its Board approving the terms of this Agreement, electing the Executive to the positions of President and Chief Executive Officer effective as of the Commencement Date and (if not already effected) electing Executive to the Board effective as of the Commencement Date.

         (m) Third-Party Benefit. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

         (n) Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective Date.


ENZON PHARMACEUTICALS, INC.


By: /s/ Kenneth J. Zuerblis
   --------------------------------
     Kenneth J. Zuerblis
     Chief Financial Officer



EXECUTIVE


   /s/ Jeffrey H. Buchalter
   --------------------------------
     Jeffrey H. Buchalter